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MIDNIGHT OPENS FIRST COMBINED RETAIL STORE & AUTO SERVICE CENTER
DETROIT ENTREPRENEUR USES SHOPPING MALLS TO EXPAND HIS VISION
DETROIT-BASED INVESTMENT GROUP FINANCES EXPANDING CHAIN

CLINTON TOWNSHIP, MICHIGAN -- Midnight Holdings Group, Inc ("MHGI" or the "Company") announces today that its subsidiary company, Midnight Auto Franchise Corp ("MAFC") has entered into an agreement with a Detroit-area private financial group to launch the first of what the Company and the financial group anticipate will be 100 or more retail stores and service center locations throughout the United States. MHGI is the parent company of All Night Auto, Inc., the automotive care and service center that offers a unique combination of technology, service and value to focus on the needs of today's consumers.

Under the terms of the deal, Corporate Strategy Inc. ("CSI"), Southfield, Michigan, an investment banking firm, or other investment groups will purchase most or all of the equity in each new All Night Auto retail and service center to be opened and provide an estimated $775,000 per location for launch operations. MAFC will manage and operate the entities and collect fees from the operations.

Nicholas A. Cocco, 41, the President and CEO of Midnight Auto, said: "This transaction is good for all parties and enables us to grow our combined retail and service center model as well as the ability to provide the oversight necessary to ensure success of the day to day operations."

The first All Night Auto combined service center and retail location is scheduled to open for business Thanksgiving week 2006 at Eastland Mall in Bloomington, Illinois. Herschman Architects of Cleveland, Ohio developed the design concept for the store and is working with Hanlin Rinaldi Construction Corporation, based in Columbus, Ohio in the build-out of the unique All Night Auto facility.

The Eastland Mall is a CBL Property. CBL Properties & Associates, based in Chattanooga, Tennessee, is the fourth largest shopping center REIT in North America and traded on the NYSE - CBL.

"The All Night Auto retail concept is unique in the market place and we are excited that we could work out the details with the Midnight so that the first retail location could open here," says Katie Altrichter, General Manager of Eastland Mall.


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"All Night's plan to focus its efforts on creating a destination point for today's demanding automotive clients that require high-end services combined with products is a genuinely new idea in an otherwise static market" states Judson Kline of Hershman.

Cocco's innovation was to match high-end services with high-end products at a place that clients wanted to be: a shopping-mall. The retail store will sell a variety of products that include branded and non-branded automotive related merchandise, gift sets, infotainment, technology systems, accessories and clothing while the nearby service center will provide the technical services and installation of products.

"I think the strategy is brilliant," says Richard Pulford, a Midnight Auto board member and president of the investment banking firm Corporate Strategies Inc. "People need to get their cars services quickly and professionally, and giving your car to the shop is one of the great anxieties of modern life," Pulford said. "All Night Auto offers state-of-the art service, honest and reliable work and thanks to the mall concept, concierge parking. You can drop your car off, have it serviced, and go shopping."

All Night Auto System-wide sales in 2005 were $4.2M. According to Cocco, projected system-wide sales for the combined franchised, joint-venture and corporate owned operations are expected to be about $6M for 2006 and $10M for 2007.


ABOUT ALL NIGHT AUTO

All Night Auto provides all makes/all model concierge service and convenience to both retail and commercial clients seven days 100-hours per week--Monday through Thursday from 7 a.m. until midnight, Saturday and Sundays until 6 pm. All Night Auto's "Automotive Concierge Service" is designed to meet the demands of today's well educated and discriminating consumer in the rapidly-changing service economy. All Night Auto currently operates nine All Night Auto branded locations in Arizona, Illinois, Michigan and Oklahoma.

ABOUT MIDNIGHT HOLDINGS GROUP, INC.

Midnight Holdings Group, Inc. (OTC: MHGI) is the parent of Midnight Auto Franchise Corp and All Night Auto Stores, Inc. The subsidiary companies provide management and distribution services as well as automotive aftermarket products and concierge services under its flagship "ALL NIGHT AUTO(R)" and "ALL NIGHT LUBE EXPRESS(TM)" brand names.

This news release contains forward-looking statements, including those that involve known and unknown risks, delays, uncertainties and other factors not under the control of Midnight Holdings Group, Inc., which may cause actual results, performance or achievements of the Midnight Holdings Group, Inc. to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risks and other factors, are discussed in the Midnight Holdings Group, Inc.'s filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Midnight Holdings Group, Inc. undertakes no obligation to update any forward-looking statements.

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